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Genta Announces Common Stock Offering Totaling Approximately $17.5 Million

BERKELEY HEIGHTS, NJ - August 8, 2005 -Genta Incorporated (Nasdaq: GNTA) announced that it has entered into a definitive agreement with institutional investors to sell approximately 19.1 million shares of its common stock for gross proceeds of approximately $17.5 million, before fees and expenses. The closing is expected to take place on August 11, 2005, subject to the satisfaction of customary closing conditions. The shares are being sold pursuant to the Company's registration statement on Form S-3 declared effective by the Securities and Exchange Commission on May 11, 2004. Piper Jaffray & Co. served as exclusive placement agent for the offering.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injectio n, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration.

Genta Forward Looking Statement

This press release contains forward- looking statements with respect to business conducted by Genta Incorporated. By their nature, forward- looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developme nts to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2004.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SOURCE: Genta Incorporated